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                                                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report January 31, 1996 relating to the financial statements of W. R. Grace & Co., which appears in such Prospectus. We also consent to the use of our report on the Financial Statement Schedule, which appears on page F-2 of the Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP


Ft. Lauderdale, FL
July 29, 1996